EXHIBIT 99.1

News Release

Neustar Announces Mobile Barcode Interoperability

Live 2D Barcode Demonstrations at Mobile World Congress Illustrate Financial, Eco-Friendly and Charitable Applications

Press Release Source: Neustar, Inc. On Monday February 15, 2010, 3:00 am EST

BARCELONA, Spain, Feb. 15 /PRNewswire-FirstCall/ — Today at the GSMA's Mobile World Congress, Neustar (NYSE:NSR - News), a provider of innovative solutions and directory services enabling trusted communications across networks, applications, and enterprises around the world, announced the debut of its Mobile Barcode Clearinghouse Services. The services will help expand the reach and targeting capabilities of advertisers and enterprises using 2D Barcodes, drive adoption among consumers, and enable interoperability among mobile operators, ad agencies, and application providers.

(Logo: http://www.newscom.com/cgi-bin/prnh/20090722/NSLOGO )

The clearinghouse is an important component of Neustar's mobile internet solutions strategy, which bridges network operators and enterprises and simplifies their delivery of value to customers. Several of these services have already seen uptake among leading mobile operators.

Neustar's barcode clearinghouse solution provides a method for companies that produce and distribute barcode readers to interoperate with other companies who create barcode campaigns. This cooperation helps establish barcode adoption, which is essential for brands and advertisers to deploy this new mobile marketing medium. A centralized, trusted clearinghouse empowers a scalable, competitive and innovative marketplace, and at the same time ensures that any participating campaign enhances the overall ecosystem and educates consumers. This coordinated approach allows each of the participants to benefit from the efforts of the others, including participation from barcode leaders NeoMedia, 3GVision, Mobile Data Systems, and Mobile Discovery, who are using the Neustar clearinghouse. The clearinghouse is open to other industry players who wish to benefit from the mass market and scale that can be achieved through an open, interoperable approach.

"With our Mobile Barcode Clearinghouse, Neustar can provide both campaign managers and Mobile Network Operators with a rich new approach to accessing mobilized content and services," said Diane Strahan, vice president at Neustar. "Barcodes offer direct response accountability through measurable ROI and enable advertisers to adjust their content based on near real time tracking of each campaign's performance. For consumers, barcodes offer an exciting 'shortcut' to accessing rich content, helpful information and m-commerce."

"Neustar's initiatives and support of interoperability services are a benefit to the mobile industry at large," said Jon Paisner, senior analyst at Yankee Group. "As we have seen with common short codes and text messaging, ease of use and access across global networks is critical for mass market adoption. Neustar's technology provides marketers and content providers with a way to link physical media directly to mobile content."

Demonstrating its commitment to digital innovation and commerce even further, Neustar is collaborating with Visa at Mobile World Congress 2010 in Barcelona (February 15-18) to showcase the power of 2D barcodes. Using their camera phones, Mobile World Congress attendees will download a bar code reader application from http://www.getreader.com using a mobile browser. As part of their Welcome Packets, attendees will receive a faux Visa gift card, and will be invited to scan the 2D barcode on the back each day to enter the "Check Your Balance(1)" contest.

"Establishing standards for the interoperability of barcode technology across global networks is a critical step in making large scale mobile services, like mobile offers, a reality," said Prakash Hariramani, senior business leader at Visa Inc. "As we work to integrate Visa and Neustar technology, this is but one example of the many mobile services we plan to deliver to financial institutions, merchants, consumers and network operators."

Brands and operators interested in exploring the possible applications of 2D Barcodes are invited to participate in Neustar's upcoming commercial pilot program; more details are available at http://www.gomocode.com/ or from barcodes@neustar.biz.

About Neustar, Inc.

Neustar, Inc. (NYSE:NSR - News) solves complex communications challenges and provides market-leading, innovative solutions and directory services that enable trusted communication across networks, applications, and enterprises around the world. Visit Neustar online at www.neustar.biz.

"Check Your Balance" Contest:

Attendees at the GSMA's Mobile World Congress held in Barcelona, Spain from February 15th â?“ 19th, 2010, will answer a question testing their creativity, and the most creative answers will win a Visa 50 Euro gift card every 30 minutes from 10 a.m. to 4:30 p.m. daily. Winners will be notified by text message, and will be able to claim their prize at the Neustar booth (Exhibit Hall 2, #2D49). Â Those who do not have a phone supporting a barcode scanning capability can come to the Neustar booth, where they can experience barcodes and enter the contest. Â No purchase is required to win.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as "may," "will," "should," "projects," "estimates," "expects," "plans," "intends," "anticipates," "believes" and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, successful integration of the mobile internet solutions, any delays in the testing and/or launch of such solutions, the rate at which end-users adopt the proposed solutions, business, regulatory and statutory changes affecting the provision of mobile services, and the effects of natural disasters, public health emergencies, international conflicts and other events beyond our control. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent periodic and current reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.